Exhibit 5.1

ROPES & GRAY LLP
ONE INTERNATIONAL PLACE		BOSTON, MA 02110-2624	617-951-7000	F 617-951-7050
BOSTON	NEW YORK	PALO ALTO	SAN FRANCISCO	WASHINGTON, DC	www.ropesgray.com

June 27, 2006	Geoffrey B. Davis
617-951-7742
Geoffrey.Davis@ropesgray.com

CombinatoRx, Incorporated
245 First Street
Sixteenth Floor
Cambridge, MA 02142

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed on June 27, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 12,000,000 shares of Common Stock, $0.001 par value (the “Shares”), of CombinatoRx, Incorporated, a Delaware corporation (the “Company”). The Shares are issuable under the Company’s Amended and Restated 2004 Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP